Exhibit 10.1

CONVERTIBLE PROMISSORY NOTE

$83,333.33	July 20, 2007

FOR VALUE RECEIVED, the undersigned, VoIP, INC., a Texas corporation (the "Company"), promises to pay to the order of ALPHA CAPITAL ANSALT, or its successors or assigns ("Holder"), at 551 Fifth Avenue, Suite 1601, New York, New York 10176, or at such other place as the Holder may designate in writing to the Company, in lawful money of the United States of America, the principal sum of Eighty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($83,333.33), payable at the earlier of any of the following events or dates:

4.	August 20, 2007;
5.	The Company’s closing and funding of a financing agreement that nets a minimum receipt of $1,000,000 cash; or
6.	The Company’s first substantial receipt of cash related to revenue generated from a major new customer.

In the event that the Company fails to repay this promissory note (this “Note”) upon the occurrence of one of the above three conditions, the Holder may, at its option, formally declare the Company to be in default hereunder. In that event, this Note shall become immediately convertible in whole or in part, at Holder’s option, into shares of the Company’s common stock, par value $0.001 per share, at the conversion rate of the lesser of: (a) $0.08 per share; or (b) a 30% discount to the average of the closing market price of the Company’s common stock over the five trading days immediately preceding such conversion.

The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives demand, presentment, protest, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

In the event of default hereunder such that this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay reasonable attorney's fees and expenses of collection.

The Company has been informed by the Holder that Holder is an "accredited investor," as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Holder to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Further, that the Holder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. Exclusive jurisdiction relating to this Note shall vest in courts located in New York State.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note the date and year first above written.

VoIP, Inc.

By:	/s/ Robert Staats
Name: Robert Staats Title: Chief Accounting Officer